Exhibit 99.1

Contact: Dave Eichler, Investor Relations
Telephone:	(408) 542-1040
Facsimile:	(408) 542-1402
rosa.vasquez@catsemi.com

Catalyst Semiconductor Announces Preliminary Third Quarter FY 2008 Financial Results

Board Authorizes Stock Repurchase of up to 4 million shares

SANTA CLARA, Calif. (February 5, 2008)—Catalyst Semiconductor, Inc. (NASDAQ:CATS), today announced that revenues for the third quarter of fiscal year 2008, which ended January 27, 2008, are expected to be approximately $17.4 million to $17.6 million, a decrease of 15% to 16% from the second quarter of fiscal year 2008, and an increase of 7% to 8%, above the $16.4 million reported for its third quarter of fiscal year 2007. Net income for the quarter is now expected to be in the range of $100,000 to $300,000, which includes the impact of $650,000 in additional pretax expenses related to strategic transaction activities mentioned below.

“Total revenues for the third quarter were lower than our results for the first and second quarters due in large part to seasonality in our business primarily in the consumer market area during the holiday spending cycle. However, we remain pleased that during the first half of fiscal year 2008, total revenues grew by 29% and our analog mixed signal product line grew by 136% to 18% of our total revenues during the second quarter. Year-to-date revenues through the fiscal third quarter are expected to be up 21% over the same period last year,” said Gelu Voicu, Catalyst’s President and Chief Executive Officer.

Gelu also commented, “As we enter the fourth quarter of fiscal year 2008, we remain hopeful that revenues will increase this quarter over our third quarter revenues although it is difficult for us to predict with a high degree of certainty at this time as we rely on a high percentage of turns business each quarter.”

Expected third quarter results are preliminary, based on partial information, and subject to management and independent auditors completing their quarterly closing review procedures.

Strategic Transaction Activities and Stock Repurchase Program

In July 2007, the Board of Catalyst formed a Strategy Committee and shortly thereafter engaged the services of an investment banker to assist the Board in evaluating various strategic alternatives and announced today that in January 2008, the Board terminated further activities related to the discussions that occurred during the third quarter of fiscal 2008 due to changes in market conditions.

Catalyst indicated that it anticipates that operating expenses during the third quarter of 2008 would include approximately $650,000 in additional professional fees related to strategic transaction activities that were under discussion during the quarter.

Catalyst is announcing today that the Board has approved an increase in the number of authorized shares under the stock repurchase program to four million shares. Prior to the increase, the Company had approximately 763,000 shares remaining under the current stock repurchase program.

As of October 28, 2007, cash and short term investments was $35.5 million.  As of November 30, 2007, Catalyst had approximately 16,879,645 shares outstanding.

Investor Conference Call

Catalyst expects to announce its third fiscal quarter results and have a conference call regarding its financial results on February 28, 2008.

About Catalyst Semiconductor

Headquartered in Santa Clara, California, Catalyst Semiconductor designs and markets analog, mixed-signal and non-volatile memory products, including Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, LDO regulators, voltage supervisors, bus expanders, serial and parallel EEPROMs, Flash and NVRAM. Many of Catalyst’s products incorporate the Company’s Quantum Charge Programmable™ technology, to deliver Adaptive Analog™ products, which offer a new level of customer flexibility, lower power and smaller die size. Catalyst products are used in telecommunications, computer, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive lighting, optical networks, printers, modems, wireless LANs, network cards, DIMM modules, cellular telephones, navigation systems, set-top boxes and Internet routers. www.catsemi.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning Catalyst, including our expectations regarding revenue in the third quarter of 2008, net income in the third quarter of 2008; operating expenses in the third quarter of 2008; the overall outlook of Catalyst’s revenues for the fourth quarter of 2008; Catalyst’s intent to repurchase shares on the open market; and expectations regarding the announcement of third quarter earnings. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, final accounting adjustments and results; quarterly fluctuations in operating results; increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s most recent Quarterly Report filed on Form 10-Q.  Catalyst disclaims any obligation to update information contained in any forward looking statement.